                                                               Exhibit 3(b)(iii)

              AMENDMENT TO CANADA LIFE INSURANCE COMPANY OF AMERICA
                    SELLING AGREEMENT AS OF FEBRUARY 4, 2002

                                  VARIFUND PLUS
                     SCHEDULE I - STATEMENT OF COMPENSATION
                    CANADA LIFE INSURANCE COMPANY OF AMERICA
                             AS OF FEBRUARY 4, 2002

Commissions will be paid to Broker/Dealer in the percentages shown below:

Owner's Issue Age 0-80
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
Option A:  5.50% of premium.  No trail.             Option C:  4.50% of premium plus 1%
---------                                           annual trail based on account value.
Option B:  4.0% of premium plus 0.25%               Such trail first payable and calculated
---------                                           at the end of the thirty third quarter of the
annual trail based on account value.                associated premium.
Such trail first payable and calculated
at the end of the fifth quarter of the
associated premium.

Additional Premium After Owner's Attained Age 90:
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Regardless of commission option under which a policy had been issued, additional premium received after owner's attained age 90 will not receive a new money commission but will be included for calculation of trail commissions.

ChargeBacks
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(i) In the event a policy is returned to Canada Life Insurance Company of
America ("CLICA") pursuant to a "Free Look" provision, the full B/D Concession paid thereon or retained by Selling Firm pursuant to net submission of premium or purchase payment shall be charged back to the Selling Firm. (ii) Should any premium or purchase payment on any policy issued by CLICA be refunded for any reason, Selling Firm shall repay or return B/D Concession received by it with respect to such premium or purchase payment. (iii) If a policy was not issued as a result of failure of Selling Firm to submit to CLICA an application sufficient to satisfy state insurance laws or CLICA's eligibility requirements, then amounts paid to Selling Firm shall be returned or repaid in full. (iv) If a policy was tendered to CLICA for redemption within the free look period, then amounts paid to Selling Firm shall be returned or repaid in full. (v) For full or partial withdrawals from the policies, other than those pursuant to Systematic and/or Free Withdrawals: 100% of all B/D Concession paid to Selling Firm on amount(s) within 6 months of such amount(s) being paid to CLICA and 50% of all B/D Concession paid to Selling Firm on amount(s) withdrawn from greater than 6 months but less than 12 months of such amount(s) being paid to CLICA, shall be returned or repaid.

For any premium or purchase payment that has been in the Policy for more than 12 months, there shall be no chargeback on B/D Concession. To the extent permitted by law, the amount so charged back may, at the option of CLICA, be set off against B/D Concession otherwise due Selling Firm. The rates of concession specified above and any rates of concession otherwise determined by CLICA will be subject to change at any time by CLICA but no charge will affect the rates of concession in connection with any policy effected herein for which the initial premium was due prior to the effective date of such change. Any such changes of concession will be binding upon the Broker/Dealer when CLICA sends notice thereof in writing to it and will take effect from the date specified in such notice.

Adjustments for Advance Broker Dealer Concessions on 1035 Exchanges &/or Other
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Transfers:
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CLICA will advance broker dealer concessions on 1035 exchanges &/or other transfers, subject to our administrative procedures, for amounts of $50,000 or greater. (Amount subject to change without notice) When the actual premiums are received, there will be an adjustment, either positive or negative, to the actual broker dealer concession previously paid. If dollar amounts are consistently over-estimated, this privilege will be discontinued. CLICA reserves the right to discontinue this practice at any time.

Note:  If there is more than one annuitant of a policy the age of the oldest
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annuitant determines the level of bonus credit.